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                                                                    Exhibit 99.1

                      QUALMARK ANNOUNCES MANAGEMENT CHANGES
      Board Member Philip Gordon Replaces Departing Preston Wilson as CEO;
                 Board Member William Sanko Elected to Chairman,
                 Replacing Robert Gill, Who Will Remain on Board

DENVER, May 19 /PRNewswire/ -- QualMark Corporation (Nasdaq: QMRK) today announced several changes to its senior management and board of directors. Preston Wilson, 51, president and CEO, has resigned effective May 19, 2000, to pursue other business opportunities and has been replaced on an interim basis by Philip Gordon, 53, who has been a board member since 1993. The board is actively interviewing candidates for the permanent president and CEO position. Robert Gill, 63, who has been a board member since 1994 and chairman of the board since 1996, will step down from that position and remain as a board member in a move that reflects his growing responsibilities as chairman, president and CEO of MobileForce Technologies, Inc.

William Sanko, 60, a board member since 1997, has been elected by the board to be Chairman. "Over the past several years Preston Wilson has guided QualMark through a successful public offering, strong sales growth and expansion into international markets," Sanko said. "His contributions to our success are appreciated and we wish him well in his future endeavors."

QualMark Corporation develops, manufactures and markets accelerated life testing systems that provide manufacturers with the necessary information to improve product reliability by rapidly exposing design and manufacturing-related flaws. The Company has installed more than 330 OVS Systems in 18 countries and operates seven ARTC facilities in Denver, Santa Clara, Calif., Farmington Hills, Mich., Hopkinton, Mass., Morrisville, N.C., Huntington Beach, Calif., and Winter Park, Fla. QualMark has also formed domestic ARTC alliances in Burton, Mich., and Austin, Texas, and international ARTC alliances in the United Kingdom, Ireland, Germany, the Netherlands, Italy, France and Sweden. The Company also offers engineering services and products that complement the core technologies of QualMark and other test equipment providers.

Some statements contained herein are forward-looking statements. The Company's actual results may vary materially from the forward-looking statements made above due to important factors including, but not limited to, variability of order flow, future economic conditions, competitive products and pricing, new product development, the delivery of product under existing contracts and other factors. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements made above is contained in the following documents on file with the U.S. Securities and Exchange Commission: the Company's Registration Statement on Form SB-3, filed August 25, 1997; its Form 10-KSB for the year ended December 31, 1998; and Quarterly Reports for 1999 on Form 10-QSB.



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